KIT digital Announces First Quarter Financial Results
Wednesday May 14, 8:30 am ET

Revenues up 16.7%

Restructuring-focused quarter, with significant severance and non-cash charges

Net loss - less non-cash items, restructuring charges and restructuring-related non-recurring charges - reduced by 46.2% vs. total Q1 2007 loss

DUBAI, May 14 /PRNewswire-FirstCall/ -- ROO Group, Inc. d/b/a KIT digital (OTC Bulletin Board: RGRP - News), a global provider of IPTV enablement technology and video-centric interactive marketing solutions, announced today financial results for the quarter ended March 31, 2008.

For the quarter ended March 31, 2008, revenue was $3.5 million, compared to $3.0 million in the prior year period. The Company's revenue includes software set-up fees, software license and maintenance fees, technical and creative service charges, streaming and data fees, and advertising income.

The net loss for the quarter ended March 31, 2008 was $10.6 million, or $0.27 per basic and diluted share, compared to $6.5 million, or $0.24 per basic and diluted share, in the same period last year. The net loss for the quarter ended March 31, 2008 reflects several non-cash items, including $4.0 million in stock based compensation, compared to $1.2 million in the same period last year and $0.2 million relating to the impairment of property and equipment, compared to zero in the same period last year.

The net loss for the quarter ending March 31, 2008 also includes one-time restructuring charges and restructuring-related non-recurring charges of $2.9 million, related to staff severance, facility closing, vendor termination, IT platform migration, corporate rebranding and other items. Of these restructuring charges a total of $1.0 million were non-cash in nature, the non-cash costs are related to warrants issued as a component of certain executive separation agreements.

Excluding non-cash items, net loss for the quarter was $5.4 million. Excluding both non-cash and restructuring and other non-recurring charges the net loss for the quarter was $3.5 million.

Weighted average common shares outstanding for the three months ended March 31, 2008 was 38,936,039, compared to 27,541,480 for the same period in the prior year.

Management now estimates April pro forma consolidated revenues, including Kamera results, to be approximately $2.0 million, with approximately ($0.68) million in pro forma consolidated EBITDA, after excluding non-cash stock-based compensation and non-recurring charges related to the finalization of platform migration and corporate rebranding, and remains confident that the Company will be cash-flow positive by the fourth quarter of 2008.

Kaleil Isaza Tuzman, chairman and chief executive officer of KIT digital, stated, "When the new management team came in on January 9, 2008, we promised that the first quarter would be a period of discipline and intensive restructuring -- including significant reductions in staff and outside vendors, closing of non-core business units, jettisoning of loss-making content and client contracts, and reductions in office and equipment lease costs.

As a consequence of this intensive restructuring -- which is now complete -- we expected to have a material net reduction in revenues through the first quarter and braced ourselves for potential client losses. Instead, standalone revenues have gone up approximately 60% on a month-to-month comparison between January and April (and up approximately 100% if including revenues pro forma of

Kamera acquisition), and we have not had any undesired client losses. This, added to our recently announced $20 million in equity financing and material client additions, puts the company in the best operating and capital position in our industry, in our view. We see revenues growing nicely and loss steadily decreasing."

Gavin Campion, president of KIT digital, commented, "Our first quarter decision to focus on marketing-led IPTV enablement and exit from other businesses like P2P software and consumer video portals has rejuvenated the company and set us on the right path. During the quarter we were able to reduce our cost structure significantly, while launching our video player system on our partners' websites like NASDAQ, Starpulse and Zip.ca, and signing two of our largest clients to date, RCS Media in the Europe, Middle East and Asia (EMEA) region and Sensis in the Asia Pacific region. We now have the right combination of focus, discipline and a healthy balance sheet, which we believe will allow us to establish leadership in the international IPTV platform provisioning marketplace."

Campion continued, "Our current client base is primarily in the high- growth Asia/Pacific and European regions, and we are excited about expansion opportunities in areas like the Middle East, India, Latin America and Greater China. Unlike our competitors, we are not overly reliant on the media and entertainment sectors, and have carved out significant business in vertical markets like automotive (Hummer), retail (K-Mart and Coles), publishing (RCS, Sensis) and financial services (NASDAQ, Fidelity). We see these as relatively untapped sectors hungering for creative uses of video-over-IP."

The company estimates that over 85% of its revenues in the first quarter of 2008 were generated in the Asia/Pacific and EMEA geographies.

KIT digital's significant corporate milestones during the first quarter of 2008 and since March 31, 2008 include:

*	Announced $20 million equity financing with accredited investors, led by KIT Capital;

*	Completed the acquisition of a 100% ownership interest in Sputnik Agency, its profitable, video-centric interactive marketing subsidiary;

*	Signed a Letter of Intent (LOI) to acquire Kamera Content AB, a Stockholm-based mobile and online TV content distribution company with clients such as Vodafone, Telefonica, MSN and China Mobile;

*	Sensis and RCS Digital choose KIT digital to provide end-to-end video technology solutions;

*	Integrates Viewdle facial recognition video search technologies into the KIT Media Player;

*
Partners with Abacast, Inc. and Pando Networks, Inc. to offer peer-to-peer (P2P) streaming solutions for live streaming and video-on-demand (VoD) through the KIT Media Player to current and future customers;

*	Rebrands as KIT digital, having been "ROO Group" previously, and launches new go-to-market strategy.

Conference Call

The Company will host a conference call to discuss Q1 2008 results at 10:00 a.m. ET on May 14, 2008. To participate in the call, please dial +1 (888) 603-6873 (North America) or +1(973) 582-2706 (outside North America). The passcode for the call is 46831028. Please dial into the call at least five minutes before the scheduled start time to allow for processing time.

The conference call will also be available via a live listen-only webcast and can be accessed through the Investor Relations section of KIT digital website, www.kit-digital.com , or at our investor relations firm's website, www.kcsa.com . If using this option, please allow extra time prior to the call to visit the site and download any necessary software that may be needed to listen to the Internet broadcast.

For interested individuals unable to join the live conference call, a replay of the call will be available through May 28, 2008, at +1 (800) 642-1687 (North America) or +1 (706) 645-9291 (outside North America). The passcode for the replay is 46831028. An online archive of the webcast will be available on the Company's website for 30 days following the call.

Contact:
Investor Relations / Public Relations
Todd Fromer / Lewis Goldberg
KCSA Strategic Communications
+1 (212) 896-1215 / 1216
tfromer@kcsa.com / lgoldberg@kcsa.com

About KIT digital

ROO Group, Inc. d/b/a KIT digital (OTC Bulletin Board: RGRP - News) is a leading, global provider of proprietary video distribution technologies and video-centric interactive marketing solutions. Through its end-to-end platform, KIT digital works closely with consumer brands and content providers to maximize the value of video content via the Internet. The KIT platform allows clients to publish, manage and distribute digital video content, build online communities and integrate advertising. In addition, enterprises can access approximately 100 KIT-syndicated channels and 40,000 KIT-syndicated videos. Through its wholly owned subsidiary, Sputnik Agency, the Company offers businesses a full range of interactive marketing solutions. KIT digital clients include News Corp., Verizon, K-Mart, Coles, NASDAQ, Hummer and RCS. KIT digital has principal offices in Dubai, Melbourne (Australia), New York, and London. For additional information, please visit www.kit-digital.com .

Forward-Looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 -- With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of ROO Group, Inc. could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations or expansion, inability to hire and retain qualified personnel, changes in the general economic climate, including rising interest rates and unanticipated events such as terrorist activities. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements. For further risk factors see the risk factors associated with our Company, review our SEC filings.

Tables Below

ROO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands, Except Share and Per Share Data)

	March 31,	December 31,
	2008	2007
	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$5,580	$10,189
Accounts receivable, net	3,737	3,057
Other current assets	1,233	1,288
Restricted cash	-	100
Total current assets	10,550	14,634

Property and equipment, net	1,002	1,307
Deferred tax assets	275	263
Software, net	439	505
Customer list, net	185	253
Domain names, net	27	30
Goodwill	1,123	1,123
Total assets	$13,601	$18,115

Liabilities and Stockholders' Equity:
Current liabilities:
Bank overdraft and other obligations	$280	$190
Accounts payable	2,586	3,121
Accrued expenses	3,051	1,616
Income tax payable	145	139
Deferred revenue	178	-
Other current liabilities	1,422	1,478
Total current liabilities	7,662	6,544

Capital lease obligations	300	292
Total liabilities	7,962	6,836
Commitments	-	-
Minority interest	(172)	(76)

Stockholders' Equity:
Series A preferred shares, $0.0001
par value: authorized 10,000,000 shares;
issued and outstanding 10,000,000	1	1
Common stock, $0.0001 par value: authorized
500,000,000 shares; issued and outstanding
38,936,039 at March 31, 2008 and
December 31, 2007	4	4
Additional paid-in capital	79,859	74,820
Accumulated deficit	(74,171)	(63,524)
Accumulated other comprehensive income	118	54
Total stockholders' equity	5,811	11,355
Total liabilities and stockholders' equity	$13,601	$18,115

ROO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Amounts in Thousands, Except Share and Per Share Data)
(Unaudited)

	Three months ended
	March 31,
	2008	2007

Revenue	$3,502	$3,002

Expenses:
Operations	2,906	3,197
Research and development	608	1,339
Sales and marketing	1,170	1,613
General and administrative (exclusive
of non-cash compensation)	2,519	2,262
Non-cash compensation	4,001	1,242
Restructuring charges and other
non-recurring charges	2,880	-
Impairment of property and equipment	228	-
Total expenses	14,312	9,653

(Loss) from operations	(10,810)	(6,651)

Interest income	61	119
Interest expense	(14)	(7)
Other income	21	-

Net (loss) before income taxes	(10,742)	(6,539)
Income tax (expense) benefit	(1)	5
Net (loss) before minority interest	(10,743)	(6,534)
Minority interest	96	5
Net (loss) available to common shareholders	$(10,647)	$(6,529)

Basic and diluted net (loss) per common share	$(0.27)	$(0.24)

Weighted average common shares outstanding,
basic and diluted	38,936,039	27,541,480

Comprehensive (loss):
Net (loss)	$(10,647)	$(6,529)
Foreign currency translation	64	19
Comprehensive (loss)	$(10,583)	$(6,510)